Exhibit 99.1

[WMG Logo]

May 11, 2011

To:	Persons Holding Options to Purchase Common Stock of Warner Music Group

Re:	Stock Options – Treatment Upon Contemplated Merger

As you may know, on May 6, 2011, Warner Music Group Corp. (“WMG”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with an affiliate of Access Industries, Inc. (the “Acquirer”) pursuant to which the Acquirer will purchase outstanding shares of WMG common stock for $8.25 per share (the “Merger”). The transaction is subject to a number of conditions, including approval by the stockholders of WMG. If the transaction closes as anticipated, WMG’s stock will no longer be publicly traded after the closing. We expect the Merger to close in the third calendar quarter of 2011.

Pursuant to the Merger Agreement, all options outstanding on the date of the Merger, whether vested or unvested, will be cancelled and each holder will be entitled to receive a cash payment equal to the product of the number of shares of common stock subject to his or her option multiplied by the excess, if any, of $8.25 per share over the option exercise price, less any applicable withholding taxes. So, for example, if you were granted 10,000 WMG stock options with an exercise price of $6.25 in March 2010 and assuming the transaction closes on September 30, 2011 and you have not exercised your vested options and you remain employed with WMG on such date, 25% of your options (2,500 shares) would be vested on the closing date. However, as described above, since the exercise price of your options is below the $8.25 per share price payable in the Merger, you will be entitled to a cash payment equal to $2 per share “spread” on all 10,000 of your “in the money” options (less applicable withholding taxes), regardless of vesting. “Out of the money” WMG options with an exercise price equal to or greater than $8.25 will be cancelled immediately prior to the closing of the Merger with no cash payment to the holder thereof.

During the period between now and the Merger closing date, WMG stock will continue to be publicly traded and any holder of vested WMG stock options may exercise those options, subject to any blackout periods and/or any other trading limitations that may be in effect from time to time as applicable to the particular optionholder.

We will provide additional information to optionholders closer to the date of the planned Merger closing.

Please note: All aspects of your options are governed by the terms and provisions of the WMG equity plan under which they were granted, your particular option award agreement and the Merger Agreement, and not by this memorandum.

Feel free to contact Trent Tappe, **********, if you have any questions regarding the subject matter of this memorandum.

Additional Information and Where to Find It

In connection with the proposed transaction, WMG intends to file relevant materials with the SEC, including a proxy statement. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS (IF AND WHEN THEY BECOME AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WMG, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain these documents (and any other documents filed by WMG with the SEC) free of charge at the SEC’s website at http://www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to WMG’s Investor Relations department at 212-275-2000, or by visiting the Investor Relations portion of WMG’s website at investors.wmg.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Participants in Solicitation

WMG and its directors, executive officers and certain other members of WMG’s management may be deemed to be participants in the solicitation of proxies from WMG’s stockholders with respect to the proposed transaction. Information about WMG’s directors, executive officers and members of management is contained in WMG’s most recent proxy statement and annual report on Form 10-K. Stockholders may obtain additional information about the directors and executive officers of WMG and their respective interests with respect to the proposed transaction by security holdings or otherwise, which may be different than those of WMG’s stockholders generally, by reading the definitive proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC. Each of these documents is, or will be, available as described above.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the proposed Merger and the other transactions contemplated by the Merger Agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. More information about WMG and other risks related to WMG are detailed in WMG’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. WMG does not undertake an obligation to update forward-looking statements.